Exhibit 10.18
FOURTH AMENDMENT
TO
REVOLVING CREDIT AGREEMENT
     THIS FOURTH AMENDMENT is effective as of September 30, 2005 and made by and between Financial Institutions, Inc., a New York corporation having its head office at 220 Liberty Street, Warsaw, New York 14569 (the “Borrower”) and Manufacturers and Traders Trust Company, a New York banking corporation, having its principal banking office at One M&T Plaza, Buffalo, New York 14023 (the “Bank”).
     WHEREAS, Bank, at Borrower’s request, has made available to Borrower a Five Million Dollar ($5,000,000.00) revolving credit facility (the “Revolving Loan”), which Loan was made pursuant to the terms and conditions contained in that certain Revolving Credit Agreement, dated as of April 25, 2001, by and between Borrower and Bank (the “Original Agreement”); and
     WHEREAS, Bank, at Borrower’s request, agreed to extend the term of the Original Agreement and increase the amount of the Loan to Ten Million Dollars in accordance with the provisions of that certain First Amendment to Revolving Credit Agreement, dated as of July 3, 2002, by and between Borrower and Bank (the “First Revolver Amendment”); and
     WHEREAS, Bank, at Borrower’s request, agreed to make available to Borrower a Twenty-Five Million Dollar ($25,000,000.00) term loan facility (the “Term Loan”) pursuant to the terms and conditions of contained in that certain Term Loan Agreement, of dated as of December 15, 2003, by and between Borrower and Bank (the “Term Loan Agreement”), subject to a decrease in the amount of the Revolving Loan and the amendment of certain covenants contained in the Original Agreement as amended by the First Revolver Amendment, in accordance with the provisions of that certain Second Amendment to Revolving Credit Agreement, dated as of December 15, 2003, by and between Borrower and Bank (the “Second Revolver Amendment”); and
     WHEREAS, Bank, at Borrower’s request, agreed to further extend the term of the Revolving Loan subject to the amendment of certain covenants contained in the Original Agreement as amended by the First Revolver Amendment and the Second Revolver Amendment, in accordance with the provisions of that certain Third Amendment to Revolving Credit Agreement, dated as of May 25, 2005, by and between Borrower and Bank (the Original Agreement, as amended by the First Revolver Amendment, the Second Revolver Amendment and the Third Amendment to Revolving Credit Agreement, the “Amended Agreement”);
     NOW, THEREFORE, in consideration of the premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Termination Date.
          The definition of “Termination Date” contained in Section 1.1 of the Amended

Agreement is hereby amended in its entirety as follows:
“Termination Date. April 30, 2007 or such earlier date on which the commitment to make loans is terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.”
     2. Nonperforming Assets Ratio.
          Section 6.7 of the Amended Agreement is hereby deleted and replaced in its entirety as follows:
          a6.7. Nonperforming Assets to Total Loans and Other Real Estate Ratio. The Borrower shall not permit its Nonperforming Assets to Total Loans and Other Real Estate Ratio to be greater than 5.00%. As used in this Section 6.7, “Nonperforming Assets to Total Loans and Other Real Estate Ratio” means the ratio of (A) “Nonperforming Assets” to (B) the sum of (i) “Total Loans”, plus (ii) “Other Real Estate”; “Nonperforming Assets” means the Consolidated loans, leases and other assets of the Borrower that are not accruing interest or are 90 days or more past due in the payment of principal or interest, plus Consolidated “other real estate owned” by the Borrower (“Other Real Estate”); and “Total Loans” means the Consolidated principal of loans made by Borrower to unrelated third parties; in each case as shown on the Consolidated financial statements of Borrower, prepared in accordance with FFIEC requirements.@
     3. Minimum Tangible Common Equity.
          Section 6.9 of the Amended Agreement is hereby deleted and replaced in its entirety as follows:
          “6.9. Minimum Tangible Common Equity. The Borrower shall not permit its Tangible Common Equity to be less than $100,000,000.00, as of 9/30/05 and 12/31/05. The minimum amount of Tangible Common Equity specified in the immediately preceding sentence shall increase $4,000,000.00 at each succeeding year end thereafter. By way of example, the mimimum Tangible Common Equity shall be $104,000,000.00 as of 12/31/06, and $108,000,000.00 as of 12/31/07. As used in this Section 6.9, “Tangible Common Equity” means the difference between (A) the Consolidated stockholder equity in the Borrower, including, but not limited to, accumulated other comprehensive income accounted for under FASB 115 as gains or losses on securities held for sale, minus (B) the sum of (i) the Consolidated preferred stockholder equity in the Borrower, and (ii) the Consolidated goodwill and intangibles of the Borrower; in each case as shown on the Consolidated financial statements of Borrower, prepared in accordance with FFIEC requirements.”
     4. Debt Service Coverage Ratio.
          Section 6.10 of the Amended Agreement is hereby deleted and replaced in its entirety as follows:

          “6.10. Debt Service Coverage Ratio. The Borrower shall not permit, on a “Rolling Four-Quarter Basis”, the ratio of (A) the Consolidated net income of the Borrower, during any such fiscal period, as shown on the Consolidated financial statements of Borrower, prepared in accordance with FFIEC requirements, to (B) the total of (i) the installments of all principal payable by the Borrower in connection with any indebtedness or other obligation required to be paid during the next four fiscal quarters and arising from the borrowing of any money or the deferral of the purchase price of any asset and (ii) the total interest expense of the Borrower thereon during such next four fiscal quarters, calculated on the basis of the interest rate(s) applicable to such principal obligations as of the end of the last fiscal quarter included in the Rolling Four-Quarter Basis, in each case excluding the one-time costs associated with the Borrower’s consolidation of it’s four subsidiary banks into one, and as shown on the financial statements of Borrower, prepared in accordance with FFIEC requirements, to be less than the following for the specified measurement date:

9/30/05	1.25 to 1.00
12/31/05 through 9/30/06	1.75 to 1.00
12/31/06 and thereafter	1.35 to 1.00.
The measurements for 9/30/05, 12/31/05 and 3/31/06 shall exclude Borrower’s second quarter 2005 loss of $11,965,000.00. The measurements for 9/30/05, 12/31/05, 3/31/06 and 6/30/06 shall exclude Borrower’s third quarter 2005 after-tax gain on the sale of assets of $5,539,000.00. As used in this Section 6.10, “Rolling Four-Quarter Basis” means a basis using the most recently completed four (4) full consecutive fiscal quarters of Borrower which precede and include the date on which the Debt Service Coverage Ratio is calculated.”
     5. Limitation on Indebtedness.
          A new Section 6.11 is hereby added to the Amended Agreement, as follows:
          “6.11 Limitation on Indebtedness. Without the Bank’s prior written consent, the Borrower shall not at any time create, incur or assume, or become or be liable (directly or indirectly) in respect of, any Indebtedness, other than Indebtedness arising under or contemplated by this Agreement. For purposes of this Agreement, “Indebtedness” shall mean any obligation of Borrower which, in accordance with GAAP, would be classified as indebtedness upon Borrower’s balance sheet including any footnote thereto prepared at such time and, in any event shall include, without limitation, and without duplication: (i) all indebtedness of arising or incurred under or in respect of (A) any guaranties (whether direct or indirect) by Borrower of the indebtedness, obligations or liabilities of any other person or entity, or (B) any endorsement by Borrower of any of the indebtedness, obligations or liabilities of any other person or entity, or (C) the discount by Borrower, with recourse to Borrower, of any of the indebtedness, obligations or liabilities of any other person or entity.”

     6. No Adverse Change.
          A new Section 6.12 is hereby added to the Amended Agreement, as follows:
          “6.12 No Adverse Change. Borrower shall not suffer or permit (i) any change to occur in the assets, liabilities or financial condition of Borrower which, individually or in the aggregate, are materially adverse, or (ii) any adverse development in the business or in the operations or prospects of Borrower.”
     7. Regulatory Enforcement.
          A new Section 6.13 is hereby added to the Amended Agreement, as follows:
          “6.13 Regulatory Enforcement. Neither Borrower nor any of its Material Subsidiaries shall be subject to any enforcement action by any regulatory body that are unrelated in cause or nature to the National Bank of Geneva Formal Agreement or the Bath National Bank Formal Agreement, both of which Formal Agreements were entered into in September 2003 with the Office of the Comptroller of the Currency.”
     8. Events of Default.
          Section 7.1(b) of the Amended Agreement is hereby deleted and replaced in its entirety as follows:
          “(b) The Borrower shall fail to perform any term, covenant or agreement contained in Sections 5.1(f), 5.5, 6.2, 6.3, 6.5, 6.8, 6.9, 6.10, 6.11, 6.12 or 6.13; or”
     9. Form of CFO Report.
          Exhibit E to the Amended Agreement is hereby deleted in its entirety and replaced with the Exhibit E attached to this Second Amendment.
     10. Inducement.
          As a material inducement to Bank to enter into this Fourth Amendment, the Borrower hereby:
(a)	agrees that it shall simultaneously execute and deliver to Bank a replacement promissory note, effective as of September 30, 2005, and in the form attached hereto as Exhibit A;

(b)	represents that no “Event of Default” specified in Section VII of the Amended Agreement, nor any event which with notice or lapse of time or both would become such an Event of Default, has occurred, except as has been disclosed to Bank in writing;

(c)	covenants that the representations and warranties contained in Section IV of the Amended Agreement continue to be true and correct in all respects on and as of the date of this Fourth Amendment, with the same force and effect as if made on and as of the date of this Fourth Amendment;

(d)	represents and warrants that there has been no violation of any of the affirmative covenants contained in Section V of the Amended Agreement, nor of any of the negative covenants contained in Section VI of the Amended Agreement, except as has been disclosed to Bank in writing;

(e)	agrees it shall, upon the consolidation of Borrower’s currently existing four operating subsidiary banks, execute and deliver a Pledge of Securities, in the form attached hereto as Exhibit B, whereby Borrower shall pledge and deliver the stock of Borrower’s surviving consolidated subsidiary operating bank, as collateral for all indebtedness of Borrower to Bank, now or hereafter existing and however evidenced; and

(e)	agrees it shall pay Bank’s legal fees arising out of or in connection with this Fourth Amendment.
     11. Applicability of Amended Agreement Provisions.
          Except to the extent specifically modified by this Fourth Amendment, all the terms and provisions contained in the Amended Agreement remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have signed this Fourth Amendment on the date first above written.

FINANCIAL INSTITUTIONS, INC.

By:
Ronald A. Miller, Senior Vice President & CFO

MANUFACTURERS AND TRADERS
TRUST COMPANY

By:
Christopher Padgett, Vice President

ACKNOWLEDGMENTS

STATE OF NEW YORK	)
: ss.
COUNTY OF	)
On the                      day of October, in the year 2005, before me, the undersigned, a Notary Public in and for said State, personally appeared Ronald A. Miller , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

STATE OF	)
: ss.
COUNTY OF	)
On the                      day of October, in the year 2005, before me, the undersigned, a Notary Public in and for said State, personally appeared Christopher Padgett, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

STANDARD LIBOR GRID NOTE
New York

Buffalo, New York	September 30, 2005	$5,000,000.00
BORROWER: FINANCIAL INSTITUTIONS, INC.
a(n) ☐ individual(s) ☐ partnership ☒ corporation ☐                      organized under the laws of New York
Address of residence/chief executive office: 220 Liberty Street, Warsaw, New York 14569

BANK:	MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with its principal banking office at One M & T Plaza, Buffalo, NY 14240. Attention: Office of General Counsel
1. DEFINITIONS. Each capitalized term shall have the meaning specified herein and the following terms shall have the indicated meanings:
a.	“Authorized Person” shall mean, each individually, Ronald A. Miller

Mention of the Authorized Person’s name is for reference purposes only and the Bank may rely on a person’s title to ascertain whether someone is an Authorized Person.

b.	“Automatic Adjustment Date” shall mean two (2) Business Days before the last day of the Interest Period initially selected by the Borrower for a LIBOR Rate Loan that is subject to the Automatic Continuation Option.

c.	“Automatic Continuation Option” shall mean the option to have the Interest Period for a LIBOR Rate Loan to automatically continue at the same Interest Period duration initially selected by the Borrower for such LIBOR Rate Loan as of the last day such Interest Period.

d.	“Base Rate” shall mean 0 percentage points above the rate of interest announced by the Bank as its prime rate of interest (“Prime”). If the prior blank is not completed, the Base Rate shall be one (1) percentage point above Prime.

e.	“Base Rate Loan” shall mean a Loan which bears interest at the Base Rate.

f.	“Business Day” shall mean any day of the year on which banking institutions in New York, New York are not authorized or required by law or other governmental action to close and, in connection with the LIBOR Rate, on which dealings are carried on in the London interbank market.

g.	“Continuation Date” shall mean the date on which Borrower’s election to continue a LIBOR Rate Loan for another Interest Period becomes effective in accordance with this Note.

h.	“Conversion Date” shall mean the date on which Borrower’s election to convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan becomes effective in accordance with this Note.

i.	“Interest Period” shall mean, as to any LIBOR Rate Loan, the period commencing on the Draw Date, the Conversion Date or Continuation Date for such LIBOR Rate Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the calendar month that is one (1), two (2), three (3) or six (6)months thereafter, in each case as Borrower may elect; provided, however, that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day.

j.	“Draw Date” shall mean, in relation to any Loan, the Business Day on which such Loan is made, or to be made, to Borrower pursuant to the Note.

k.	“LIBOR Rate Loan” shall mean a Loan which bears interest at the LIBOR Rate.

l.	“LIBOR” shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) the one-day, one-month, two-month,or three-month or six -month interest period London Interbank Offered Rate (as selected by Borrower) as fixed by the British Bankers Association for United States dollar deposits in the London Interbank Eurodollar Market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loan or Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States’ residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion.

m.	“LIBOR Rate” shall mean 1.75 percentage points above LIBOR with an Interest Period selected by Borrower.

n.	“Loan” means a loan made to Borrower by the Bank pursuant to this Note.

o.	“Maximum Principal Amount” shall mean Five Million and 00/100 Dollars ($ 5,000,000.00).

p.	“Minimum Borrowing Amount” shall mean (i) for Base Rate Loans, any whole dollar increment and (ii) for LIBOR Rate Loans, $ 100,000.00 with minimum increments thereafter of $ 100,000.00 ; provided, however, in no event shall the Minimum Borrowing Amount for a LIBOR Rate Loan be less than $100,000.00 with minimum increments thereafter of $100,000.00.

q.	“Outstanding Principal Amount” shall mean the actual outstanding principal amount under this Note at any time.
2. PAYMENT OF PRINCIPAL, INTEREST AND EXPENSES
     a. Promise to Pay. For value received, and intending to be legally bound, Borrower promises to pay to the order of the Bank on or before the “Termination Date”, as defined in that certain Revolving Credit Agreement (the “ Credit Agreement”) of even date herewith between the Borrower and the Bank, the Maximum Principal Amount or the Outstanding Principal Amount, if less; plus interest as set forth below and all fees and costs (including, without limitation, reasonable attorneys’ fees and disbursements, for outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).
     b. Interest. Each Loan shall earn interest on the Outstanding Principal Amount thereof calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366) that on each day shall be:

i. LIBOR Rate Loans. Interest shall accrue on a LIBOR Rate Loan from and including the first day of the Interest Period applicable thereto until, but not including, the last day of such Interest Period or the day the LIBOR Rate Loan is paid in full (if sooner) at a rate per annum equal to the LIBOR Rate in effect on the following dates (depending on the circumstance): (i) for new LIBOR Rate Loans, the Business Day the Bank receives (or is deemed to receive) a Request for a LIBOR Rate Loan; (ii) for conversions and continuations of LIBOR Rate Loans pursuant to Section 4, the Business Day the Bank receives (or is deemed to receive) the Notice of Conversion or Notice of Continuation, as the case may be, in accordance with Section 4(b); for LIBOR Rate Loans where the Automatic Continuation Option is selected, the Automatic Adjustment Date for such LIBOR Rate Loan.
ii. Base Rate Loans. Interest shall accrue on a Base Rate Loan from and including the first date the Base Rate Loan was made (i.e., the Draw Date or the Conversion Date, as the case may be) to, but not including, the day such Base Rate Loan is paid in full or converted, at the rate per annum equal to the Base Rate. Any change in the Base Rate resulting from a change in the Bank’s prime rate shall be effective on the date of such change.
     c. Maximum Legal Rate. It is the intent of the Bank and of Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower.
     d. Payments; Late Charge; Default Rate. Payments shall be made in immediately available United States funds at any banking office of the Bank. Interest shall be due and payable as follows: (i) in respect to each Base Rate Loan, monthly when invoiced and (ii) in respect to each LIBOR Rate Loan, on the last day of each Interest Period applicable thereto. If payment is not received within five days of its due date, Borrower shall pay a late charge equal to the greatest of (a) 5% of the delinquent amount, (b) the Bank’s then current late charge as announced by the Bank from time to time, or (c) $50.00. In addition, if the Bank has not actually received any payment under this Note within thirty days after its due date, from and after such thirtieth day the interest rate for all amounts outstanding under this Note shall automatically increase to 5 percentage points above the higher of the Base Rate or the highest LIBOR Rate (the “Default Rate”), and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at the Default Rate. Payments may be applied in any order in the sole discretion of the Bank but, prior to demand, shall be applied first to past due interest, Expenses, late charges, and principal payments, if any, which are past due, then to current interest and Expenses and late charges, and last to remaining principal.
     e. Prepayment of LIBOR Rate Loans. If (i) Borrower pays, in whole or in part, any LIBOR Rate Loan, before the expiration of its respective Interest Rate Period, (ii) fails to draw down, in whole or in part, a LIBOR Rate Loan after giving a Request therefor, (iii) otherwise tries to revoke any LIBOR Rate Loan, in whole or in part, or (iv) there occurs a Bankruptcy Event or the applicable rate is converted from the LIBOR Rate to the Base Rate pursuant to Section 4(d), then Borrower shall be liable for and shall pay the Bank, on demand, the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment, failure to draw, early termination of an Interest Period, revocation, bankruptcy or otherwise, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Bank, or (b) the fixing of the interest rate payable on any LIBOR Rate Loans. The determination by the Bank of the amount of foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.
3. LOANS.
     a. General. Any Loan hereunder shall either be in the form of a Base Rate Loan or a LIBOR Rate Loan. No Loan, or any portion thereof, shall be made to the extent that the sum of the (i) principal amount of the requested Loan, or any portion thereof and (ii) the Outstanding Principal Amount of all Loans under the Note exceeds the Maximum Principal Amount under this Note. The Bank may make any Loan in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Bank in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an Authorized Person. The Bank may act on the Request of any Authorized Person until the Bank shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Loan pursuant to this paragraph.
     b. Request for LIBOR Rate Loans. Borrower shall give the Bank its irrevocable Request for a LIBOR Rate Loan specifying:
i.	the Draw Date for the LIBOR Rate Loan, which shall be two (2) Business Days after the date of the Request; provided, however if a Request is received by the Bank after 2:00 p.m. (Eastern Time), the Request for the LIBOR Rate Loan shall be deemed to have been received on the next Business Day;

ii.	the aggregate amount of such LIBOR Rate Loan, which amount shall not be less than the Minimum Borrowing Amount;

iii.	the applicable Interest Period (i.e., 1, 2, 3 or 6 month Interest Period); and

iv.	whether Borrower is electing the Automatic Continuation Option for such LIBOR Rate Loan.
     c. Requests for Base Rate Loans. Borrower may request any Base Rate Loan not later than 2:00 p.m. (Eastern Time) on any proposed Draw Date specifying the aggregate amount of such Base Rate Loan.
     d. Delivery of Requests Delivery of a Notice or Request for a LIBOR Rate Loan or a Base Rate Loan shall be made to the Bank as follows, or such other contact point designated by the Bank from time to time:
Manufacturers and Traders Trust Company
Attn: Christopher Padgett
Fax No. (410) 244-4234
Telephone No. (410) 244-4834

4. CONTINUATION and CONVERSION ELECTIONS.
     a. Election. An Authorized Person of Borrower may, upon irrevocable Request to the Bank,
i.	elect to convert on any Business Day any Base Rate Loan into a LIBOR Rate Loan provided the amount converted is not less than the Minimum Borrowing Amount; or

ii.	elect to convert any or a part of LIBOR Rate Loan as of the last day of the applicable Interest Period into a Base Rate Loan provided no partial conversion of a LIBOR Rate Loan shall reduce the outstanding principal amount of such LIBOR Rate Loan to less than the Minimum Borrowing Amount; or

iii.	elect to continue all or a part (subject to the Minimum Borrowing Amount limitation) of any LIBOR Rate Loan as of the last day of the Interest Period applicable to such LIBOR Rate Loan with the same or a different Interest Period provided no partial continuation of a LIBOR Rate Loan with a different Interest Period shall reduce the outstanding principal amount of the LIBOR Rate Loan with the same Interest Period to less than the Minimum Borrowing Amount.
     b. Notice of Conversion/Continuation.
i.	For an election under Section 4(a)(i) or 4(a)(iii), an Authorized Person must deliver to the Bank by 2:00 p.m. (Eastern Time) on a Business Day a Notice of Conversion (“Notice of Conversion”) for an election under Section 4(a)(i) or a Notice of Continuation (“Notice of Continuation”) for an election under Section 4(a)(iii) specifying:
(a)	the aggregate amount of the Loans to be converted or continued;

(b)	the duration of the requested Interest Period (i.e., 1, 2, 3 or 6 month Interest Period); and

(c)	whether the Automatic Continuation Option will be activated for such LIBOR Rate Loan.
ii.	The Continuation Date or Conversion Date (as the case may be) shall be the later of (A) two (2) Business Days from the Business Day the Bank receives the Notice of Conversion or Notice of Continuation (either, a “Notice”) in accordance with the foregoing Section or (B) the last day of the relevant Interest Period if a Notice is received by the Bank more than two (2) Business Days before the last day of an Interest Period. If a Notice is received after 2:00 p.m. (Eastern Time), the Notice will be deemed to have been received on the next Business Day. Notice of Continuation received more than two (2) Business Days before the end of an Interest Period shall be deemed to have been received two (2) Business Days before the end of such Interest Period for purposes of determining the LIBOR Rate for the next Interest Period per Section 2(b)(i). Accordingly, if, for example, Borrower has a LIBOR Rate Loan with a one month Interest Period ending on June 15 and wants to continue the LIBOR Rate Loan with a two month Interest Period, Borrower must deliver its Notice of Continuation identifying the new two month Interest Period to the Bank by 2:00 p.m. (Eastern Time) on June 13 (provided that June 13 and June 14 are Business Days).

iii.	For LIBOR Rate Loans where Borrower has elected to activate the Automatic Continuation Option, the Bank shall automatically continue such LIBOR Rate Loan with an same Interest Period initially selected by the Borrower. Once the Automatic Continuation Option has been activated for a LIBOR Rate Loan, the submission of a Notice of Conversion or a Notice of Continuation with a different Interest Period shall result in the cancellation of the Automatic Continuation Option for such LIBOR Rate Loan.

iv.	For an election under Section 4(a)(ii), an Authorized Person may deliver to the Bank a Notice of Conversion at any time during an Interest Period up to the last day of such Interest Period or may have the LIBOR Rate Loan automatically convert to a Base Rate Loan pursuant to Section 4(c). Any such Notice of Conversion delivered during an Interest Period shall be effective on the last day of the Interest Period.

v.	The Bank may take action in reliance upon any oral, telephonic, written or teletransmitted Notice that the Bank in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an Authorized Person. No Notice may be delivered by e-mail. The Bank may act on the Notice from any Authorized Person until the Bank shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of acting on any Notice under this Note. The Bank, in its sole discretion, may reject any Notice that is incomplete.
     c. Expiration of Interest Period. Unless Borrower has elected the Automatic Continuation Option with respect to a LIBOR Rate Loan, if Borrower does not submit a Notice of Continuation in accordance with Section 4(b)(i) and 4(b)(ii) so that the Bank receives the Notice of Continuation at least two (2) Business Days before the end of an Interest Period with respect to such LIBOR Rate Loan, such LIBOR Rate Loan shall automatically be converted into a Base Rate Loan and such Loan shall accrue interest at the Base Rate until two (2) Business Days after the Bank receives a Notice of Conversion pursuant to Section 4(b)(i) and 4(b)(ii) electing to convert the Loan from a Base Rate Loan to a LIBOR Rate Loan pursuant to Section 4(a)(i). A Notice of Continuation received one (1) Business Day before the end of an Interest Period will not effect a continuation of such Loan as a LIBOR Rate Loan. Rather, such LIBOR Rate Loan shall automatically convert to a Base Rate Loan on the last day of the Interest Period. The late Notice of Continuation, however, will be deemed to be a Notice of Conversion that will be effective two (2) Business Days from the date received by the Bank.
     d. Conversion upon Default. Unless the Bank shall otherwise consent in writing, if (i) Borrower has failed to pay when due, in whole or in part, the indebtedness under the Note, or (ii) there exists a condition or event which with the passage of time, the giving of notice or both shall constitute an event of default under any of Borrower’s agreement with the Bank, if any, Borrower may not elect to have a Loan converted or continued as a LIBOR Rate Loan or have any Loan made as a LIBOR Rate Loan. Further, the Bank, in its sole discretion, may (i) permit any outstanding LIBOR Rate Loans to continue until the last day of the applicable Interest Period at which time such Loan shall automatically be converted into a Base Rate Loan or (ii) convert any outstanding LIBOR Rate Loans into a Base Rate Loan before the end of the applicable Interest Period applicable to such LIBOR Rate Loan. Notwithstanding the foregoing, if Borrower commences, or has commenced against it, any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower (a “Bankruptcy Event”), any outstanding LIBOR Rate Loans shall be automatically converted to Base Rate Loans without further action by the Bank and Borrower’s rights to have Base Rate Loans converted under Section 4 shall be automatically terminated. Nothing herein shall be construed to be a waiver by the Bank to have any Loan accrue interest at the Default Rate of interest (which shall be calculated from the higher of the LIBOR Rate or the Base Rate) or the right of the Bank to the amounts set forth in Section 2(e) of this Note.
5. SETOFF. After the occurrence of any “Default,” as defined in the Credit Agreement, the Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any of its affiliates or otherwise owing by the Bank or any of its affiliates in any capacity to Borrower or any guarantor or endorser of this Note. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such affiliate elect to do so.
6. DEFAULT. Upon the occurrence of an “Event of Default” under the Credit Agreement, the Bank shall be entitled to the remedies set forth in Section 7.2 of the Credit Agreement.
7. BANK RECORDS CONCLUSIVE. The Bank shall set forth on a schedule attached to this Note or maintained on computer, the date and original principal amount of each Loan and the date and amount of each payment to be applied to the Outstanding Principal Amount of this Note. The Outstanding Principal Amount set forth on any such schedule shall be presumptive evidence of the Outstanding Principal Amount of this Note and of all Loans. No failure by the Bank to make, and no error by the Bank in making, any annotation on any such schedule shall affect the Borrower’s obligation to pay the principal and interest of each Loan or any other obligation of Borrower to the Bank pursuant to this Note.
8. PURPOSE. Borrower certifies (a) that no Loan will be used to purchase margin stock except with the Bank’s express prior written consent for each such purchase and (b) that all Loans shall be used for a business purpose, and not for any personal, family or household purpose.
9. AUTHORIZATION. Borrower, if a corporation, partnership, limited liability company, trust or other entity, represents that it is duly organized and in good standing or duly constituted in the state of its organization and is duly authorized to do business in all jurisdictions material to the conduct of its business; that the execution, delivery and performance of this Note have been duly authorized by all necessary regulatory and corporate or partnership action or by its governing instrument; that this Note has been duly executed by an authorized officer, partner or trustee and constitutes a binding obligation enforceable against Borrower and not in violation of any law, court order or agreement by which Borrower is bound; and that Borrower’s performance is not threatened by any pending or threatened litigation.
10. INABILITY TO DETERMINE LIBOR RATES, INCREASED COSTS, ILLEGALITY.
     a. Increased Costs. If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank and pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.
     b. Inability to Determine Rates. If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not make or maintain LIBOR Rate Loans, as the case may be, hereunder until the Bank revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any request for a LIBOR Rate Loan or Notice then submitted by it. If Borrower does not revoke such notice the Bank may make, or continue the Loans, as proposed by Borrower, in the amount specified in the applicable request submitted by Borrower, but such Loans shall be made or continued as Base Rate Loans instead of LIBOR Rate Loans, as the case may be.
     c. Illegality. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make LIBOR Rate Loans, then, on notice thereof by the Bank to Borrower, the Bank may suspend the making of LIBOR Rate Loans until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist. If the Bank shall determine that it is unlawful to maintain any LIBOR Rate Loans, Borrower shall prepay in full all LIBOR Rate Loans then outstanding, together with accrued interest, either on the last date of the Interest Period thereof if the Bank may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Rate Loans. If Borrower is required to prepay any LIBOR Rate Loan immediately as set forth in this subsection, then concurrently with such prepayment, Borrower may borrow from the Bank, in the amount of such repayment, a Base Rate Loan.
11. MISCELLANEOUS. This Note, together with any related loan and security agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.
12. NOTICES. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

13. JOINT AND SEVERAL. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts which become due under this Note and the term “Borrower” shall include each as well as all of them.
14. GOVERNING LAW; JURISDICTION. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. This Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in Erie County, New York; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.
15. WAIVER OF JURY TRIAL. Borrower and the Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Borrower and the Bank may have in any action or proceeding, in law or in equity, in connection with this note or the transactions related hereto. Borrower represents and warrants that no representative or agent of the Bank has represented, expressly or otherwise, that the Bank will not, in the event of litigation, seek to enforce this jury trial waiver. Borrower Acknowledges that the Bank has been induced to enter into this note by, among other things, the provisions of this Section.
Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank Borrower hereby authorizes the Bank to debit available funds in Borrower’s deposit account # XXXXXX with the Bank automatically for any amount which becomes due under this Note or as directed by an Authorized Person, by telephone.
Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.
Replacement Note. This Note is given in replacement of and in substitution for, but not in payment of, a note dated on or about July 3, 2002 in the original principal amount of $10,000,000.00 issued by Borrower to the Bank.

TAX ID/SS #	FINANCIAL INSTITUTIONS, INC.

BORROWER

By:

Name: Ronald A. Miller

Its: Senior Vice President & CFO
ACKNOWLEDGMENT

STATE OF NEW YORK)
: SS.
COUNTY OF WYOMING)
     On the                      day of October, in the year 2005, before me, the undersigned, a Notary Public in and for said State, personally appeared Ronald A. Miller , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public
#368799 v7

FOR BANK USE ONLY

Authorization Confirmed:

Product Code: 11900

Disbursement of Funds:

Credit A/C	#	Off Ck	#	Payoff Obligation	#

	$		$		$

PLEDGE OF SECURITIES
New York
Pledgor: FINANCIAL INSTITUTIONS, INC.
A(n) ☐ individual(s) ☒ corporation ☐ partnership ☐                      organized and registered under the laws of the State of New York
Organizational Identification Number (if any):                      (Note: this number is not the same as the Taxpayer Identification Number.)
Chief executive office/principal residence: 220 Liberty Street, Warsaw, New York 14569

Borrower (if not same as Pledgor):

A(n) ☐ individual(s) ☐ corporation ☐ partnership ☐	organized under the laws of the State of

Chief executive office/principal residence:

Bank: Manufacturers and Traders Trust Company (the “Bank”), a New York banking corporation with its principal office at One M&T Plaza, Buffalo, New York 14240 Attention: Office of General Counsel.
THIS SECURITY AGREEMENT is granted to the Bank by Pledgor in consideration of and as further security for payment of the Obligations, and for other valuable consideration, the receipt and sufficiency of which is acknowledged. Pledgor, intending to be legally bound, agrees with the Bank as follows:
1. DEFINITIONS. All terms unless otherwise defined in this Agreement shall have the meanings assigned in the Uniform Commercial Code, as the same may be in effect in the State of New York, as amended from time to time (“UCC”).
     a. “Brokerage Account” means any securities account or commodity account included in the Collateral at any time together with all credit balances and money credited to the account, all investment property carried in the account, and, except as otherwise agreed by the Bank in writing, all other securities accounts and commodity accounts maintained by Pledgor with the same Institution.
     b. “Collateral” means collectively, whether now owned or hereafter acquired or existing and wherever located all Pledgor’s investment property described on Schedule A, which Pledgor has delivered to the Bank or agrees to deliver (or cause to be delivered or appropriate book-entries made) or otherwise identified on any Institution’s books and records as being subject to the Bank’s security interest, whether or not described in any schedule delivered to the Bank, together with all Brokerage Accounts and all Income and Proceeds. In addition, the word “Collateral” includes all property of Pledgor (however owned) in the possession of, or subject to the control of, the Bank (or in the possession of, or subject to the control of, a third party subject to the control of the Bank including any Institution), whether now owned or hereafter existing and whether tangible or intangible in character.
     c. “Control Agreement” means an agreement, in form and substance acceptable to the Bank in its sole discretion, among Pledgor, the Bank and an Institution for the purpose of perfecting the security interest granted to the Bank by Pledgor herein.
     d. Any of the following events or conditions shall constitute an “Event of Default”: (i) the occurrence of an “Event of Default” under that certain Revolving Credit Agreement, dated April 25, 2001, as amended from time to time (“Revolving Credit Agreement”), or that certain Term Loan Credit Agreement, dated December 15, 2003, as amended from time to time (“Term Loan Agreement”), by and between the Pledgor and the Bank; (ii) Pledgor defaults in the performance of any covenant or other provision with respect to any Control Agreement; or (iii) any Control Agreement is terminated without the consent of the Bank.
     e. “Income and Proceeds” mean all present and future income, proceeds, earnings, increases, and substitutions from or for the Collateral of every kind and nature, whether direct or indirect, including without limitation all payments, interest, profits, distributions, benefits, rights, options, warrants, dividends, stock dividends, stock splits, stock rights, regulatory dividends, distributions, subscriptions, monies, claims for money due and to become due, proceeds of any insurance on the Collateral, shares of stock of different par value or no par value issued in substitution or exchange for shares included in the Collateral (whether voluntary or involuntary, by agreement or by operation of law), proceeds of any sale, transfer, surrender, redemption, exchange or other disposition of the Collateral (whether merger, dissolution or liquidation of the issuer of the Collateral) and all other property Pledgor is entitled to receive on account of such Collateral, including accounts, documents, instruments, chattel paper, investment property, and general intangibles.
     f. “Institution” means any (i) securities intermediary (ii) broker; (iii) issuer; or (iv) any other entity holding or who has issued any of the Collateral to or on behalf of Pledgor, including, without limitation, any fiduciary.
     g. “Obligations” means collectively, any and all indebtedness and other liabilities or obligations of Pledgor (or if Pledgor is a partnership, any general partner of Pledgor) to the Bank of every kind and character and all extensions, refinancings, renewals, modifications and replacements thereof, including, without limitation, all unpaid accrued interest thereon and all of the costs and expenses payable as hereinafter provided: (i) whether now existing or hereafter incurred; (ii) whether direct, indirect, primary, absolute, secondary, contractual, tortious, liquidated, unliquidated, contingent, secured, unsecured, matured or unmatured, by guarantee or otherwise; (iii) whether such indebtedness or obligations are from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred; (iv) whether such indebtedness was originally contracted with the Bank or with another or others; (v) whether or not such indebtedness or obligations are evidenced by a negotiable or non-negotiable instrument or any other writing; (vi) whether such indebtedness is contracted by Pledgor alone or jointly or severally with another or others; and (vii) all indebtedness incurred prior to, during or after any filing by or against Pledgor of any petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor, or other relief under bankruptcy, insolvency, or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction, notwithstanding Pledgor’s legal status as a debtor or a debtor-in-possession or Pledgor’s discharge in any such proceeding. Obligations also include, without limitation, all payments recovered from the Bank such as sums claimed as impermissible set-offs, diversion of trust funds or as a preference or fraudulent transfer. Such recovered sums shall be reinstated as Obligations of Pledgor as of the date they arose, but for purposes of any statute limiting action by the Bank under this Agreement or relating to the Obligations, as of the date of recovery from the Bank. As used in this Section, if Pledgor and Borrower are not the same person or entity, then any reference to “Pledgor” shall be deemed to include a reference to “Borrower”.

     h. “Pledgor” means each of the persons or entities identified above as Pledgor in any capacity, and each legal representative, successor or assign of any thereof.
2. SECURITY INTEREST.
     a. Grant of Security Interest. As security for payment and performance of the Obligations, Pledgor grants a security interest in, and assigns, pledges and hypothecates to the Bank all of its rights, title and interest in and to the Collateral, whether now or hereafter acquired or existing and wheresoever located.
     b. Continuing and Unconditional Pledge. This Agreement is absolute and unconditional and shall continue, notwithstanding any interim payment in full of the Obligations, until released in writing by the Bank.
     c. Control Agreement. If any of the Collateral is, or is maintained in, a Brokerage Account or with an Institution, Pledgor agrees that it shall before, or at the same time as, it has executed and delivered this Agreement to the Bank, execute and deliver to the Bank, and cause any Institution at which the Brokerage Account is maintained or any of the Collateral is held to execute and deliver to the Bank, a Control Agreement. If the Institution refuses to execute a Control Agreement that is acceptable to the Bank in its sole discretion, Pledgor shall transfer the Collateral to a Brokerage Account maintained by M&T Securities, Inc. with National Financial Services Corporation or if the Collateral is in certificated form, cause the Collateral to be delivered to the Bank, duly endorsed in blank without restrictions and with all signatures guaranteed with medallion signature guaranty acceptable to the Bank and with all necessary transfer tax stamps affixed, if applicable. If any of the Collateral is held in a Brokerage Account with National Financial Services Corporation through M&T Securities, Inc., Pledgor authorizes and consents to such portion of the Collateral being subject to a Master Control Agreement between the Bank, National Financial Services Corporation, M&T Securities, Inc. and other Affiliates dated as of January 1, 1997, as such agreement may be amended, modified or replaced from time to time. Pledgor acknowledges that such Master Control Agreement provides, among other things, that the Bank has the ability and right to have such portion of the Collateral sold, transferred or otherwise disposed of without further action or consent by Pledgor.
     d. Delivery of Certificated and Uncertificated Securities Not in Brokerage Account. If the Collateral is not maintained in a Brokerage Account, then contemporaneously with the execution and delivery of this Agreement to the Bank, Pledgor shall:
          i. Certificated Securities. If certificated securities, deliver such certificated securities to the Bank, duly endorsed in blank without restrictions and with all signatures guaranteed with medallion signature guaranty acceptable to the Bank and with all necessary transfer tax stamps affixed.
          ii. Uncertificated Securities. If uncertificated securities, either (x) procure the issuance of security certificates to represent such uncertificated securities and endorse and deliver such certificates as required above; (y) cause the issuer thereof to register the Bank as the registered owner of such uncertificated securities; or (z) cause the issuer of the uncertificated securities to enter into a Control Agreement with the Bank and Pledgor.
3. REPRESENTATIONS AND WARRANTIES. Pledgor hereby represents and warrants to the Bank that now and until this Agreement is terminated:
     a. Enforceability. Pledgor, if an entity, (i) is duly organized, validly existing and in good standing under the law of the jurisdiction in which it was formed; (ii) is duly authorized to do business in each jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets; and (iii) has the power, authority and approvals necessary to own the Collateral and grant a security interest in the Collateral under this Agreement and execute and deliver this Agreement and each Control Agreement (if applicable). This Agreement and each Control Agreement (if applicable) have been duly executed and delivered by Pledgor, constitute valid and legally binding obligations of Pledgor and are enforceable in accordance with their respective terms against Pledgor.
     b. No Conflicts. The execution, delivery and performance by Pledgor of this Agreement and each Control Agreement (if applicable), the grant of the security interest in the Collateral hereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any statute, regulation or other law applicable to Pledgor; (ii) violate any judgment, order or award of any court, agency or other governmental authority or of any arbitrator applicable to Pledgor; (iii) if an entity, violate Pledgor’s certificate of incorporation, by-laws, partnership agreement, operating agreement or other applicable governing documents; (iv) constitute a default under any agreement binding on Pledgor or result in a lien or encumbrance on any assets of Pledgor; or (v) violate any restriction on the transfer of any of the Collateral.
     c. No Consents. No consent, approval, license, permit or other authorization of any third-party (other than an Institution) or any governmental body or office is required for the valid and lawful execution and delivery of this Agreement and each Control Agreement, the creation and perfection of the Bank’s security interest in the Collateral or the valid and lawful exercise by the Bank of the remedies available to it under this Agreement, any Control Agreement or applicable law or of the voting and other rights granted to the Bank in this Agreement or any Control Agreement except as may be required for the offer of sale of those items of the Collateral that are securities under applicable law.
     d. Sole Owner; No Other Lien. Pledgor is sole record and beneficial owner of the Collateral free and clear of all liens, security interests, pledges encumbrances and adverse claims (other than those created under this Agreement), has the unrestricted right to grant the security interest granted under this Agreement and has granted to the Bank a valid security interest in the Collateral free of all liens, encumbrances and adverse claims. There are no restrictions applicable to the transfer of any of the Collateral, unless fully and accurately described in an exhibit to this Agreement. The Collateral is held or registered in Pledgor’s legal name.
     e. Brokerage Account. If any of the Collateral is, or is maintained in, a Brokerage Account, such Brokerage Account is a valid and legally binding obligation of the Institution with which such Brokerage Account is maintained, the securities entitlements credited thereto are valid and genuine and are enforceable in accordance with their terms and Pledgor has provided the Bank with a complete and accurate statement of the financial assets and money credited to such Brokerage Account as of the date hereof.
     f. Certificates Genuine. If any of the Collateral is certificated securities, each certificate or other document evidencing such portion of the Collateral is genuine, has been duly authorized and validly issued by each of the respective Issuers, is in all respects what it purports to be and is enforceable in accordance with its terms.
     g. Judgments and Litigation. There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator that involves Pledgor or any of the Collateral and might have a material adverse effect upon, or threaten the validity of, this Agreement or any of the Collateral. Pledgor shall immediately notify the Bank upon acquiring knowledge of such an action.
     h. Name, Address and Organizational Information. Pledgor’s full legal name, its principal residence or its chief executive office (if a business) address, and its state of registration and organizational identification number (if any) are correctly set forth at the beginning of this Agreement.
     i. Mutual Funds Held for 30 Days. If any of the Collateral consists of mutual fund shares or any other interest in a mutual fund, such shares or interest shall have been owned by Pledgor for more than thirty (30) days prior to the date of this Agreement.

4. COVENANTS. Pledgor hereby covenants and agrees with the Bank that now and until this Agreement is terminated Pledgor shall:
     a. Defend Title. Defend its title to the Collateral and the security interest of the Bank therein against the claims of any person claiming rights in the Collateral against or through Pledgor and maintain and preserve such security and its priority.
     b. Intentionally omitted.
     c. No Transfer. Neither sell, offer to sell nor otherwise transfer or encumber any of the Collateral and if any of the Collateral is, or is in, a Brokerage Account or subject to a Control Agreement, withdraw any money or property from such Brokerage Account or enter into a control agreement with any third-party relating to the foregoing. If any of the Collateral is, or is maintained in, a Brokerage Account, this provision shall not prohibit Pledgor from making trades in such Brokerage Account before the occurrence of an Event of Default provided that (i) the Bank has agreed in a writing (acceptable to the Bank in its sole discretion), signed by a duly authorized officer of the Bank and the Institution, that Pledgor is authorized to engage in such trading; (ii) the proceeds of such trades remain in the Brokerage Account; and (iii) the trades do not have a material adverse effect on the value of all or any part of the Collateral and are not otherwise inconsistent with the provisions of this Agreement or any Control Agreement.
     d. Control and Customer Agreements. If the Collateral is held in a Brokerage Account, neither attempt to modify or attempt to terminate any Control Agreement or the customer agreement with the Institution under which such Brokerage Account was established.
     e. Later Deliveries. Pledgor shall promptly deliver or transfer to the Bank (with respect to any of the Collateral in the physical possession of the Bank) or to an Institution (with respect to any of the Collateral held by such Institution) for credit to the Brokerage Account and/or coverage by the Control Agreement with such Institution, such portion of the Collateral (including, without limitation, any certificate or instrument constituting or representing such portion of the Collateral and any replacement or related certificates or instruments, transaction statements, option contracts, warrants or related documents evidencing transactions or proceeds thereof) that Pledgor may obtain possession of after the date hereof, free and clear of all liens, encumbrances, transfer restrictions and adverse claims so that the Bank has a first priority interest in such portion of the Collateral. All such certificates, instruments and the like shall be duly endorsed in blank without restriction and with all signatures guaranteed with a medallion signature guaranty acceptable to the Bank. Until such delivery or transfer, Pledgor shall hold each such item in trust for the Bank.
     f. Recordkeeping and Financial Statements. Maintain, or cause each agent to maintain, accurate and complete records in conformity with generally accepted accounting principles consistently applied and furnish to the Bank financial statements in accordance with the Term Loan Agreement.
     g. Taxes to be Paid. Pay when due every tax, assessment, fee and charge and file each report required by any taxing authority for Pledgor or its assets, including without limitation the Collateral.
     h. Intentionally omitted..
     i. Notice of Changes. Immediately notify the Bank of (i) any Event of Default; (ii) any event or condition that might have a material adverse effect upon Pledgor (or Borrower, if not same) the Institution, the value of the Collateral or the security interest of the Bank; or (iii) any encumbrance upon or claim asserted against any of the Collateral. Pledgor shall notify the Bank at least ninety (90) days in advance of any change in (i) the name, identity or structure of Pledgor (or Borrower, if not same) or (ii) the location of (A) any of the Collateral, (B) any record concerning any of the Collateral, or (C) Pledgor’s (or Borrower’s, if not same) state of registration, chief executive office or principal residence.
     j. Intentionally omitted.
     k. Further Assurances.
          i. At Pledgor’s expense, Pledgor shall do such further acts and execute and deliver to the Bank all such additional conveyances, financing statements, certificates, stock or bond powers, instruments, legal opinions and other assurances as the Bank may from time to time request or require to protect, assure or enforce its interests, rights and remedies under this Agreement. All endorsements must be in blank without restriction and with all signatures guaranteed with a medallion signature guaranty acceptable to the Bank.
          ii. Pledgor will promptly deliver to the Bank (with respect to any of the Collateral in the physical possession of the Bank) or to an Institution (with respect to any of the Collateral held by such Institution), all endorsements and instruments that could be necessary or convenient to transfer any financial asset in the physical possession of the Bank or an Institution, that are registered in the name of, payable to the order of or specially endorsed to Pledgor, to such Institution or one of their respective nominees.
5. POWER OF ATTORNEY, IRREVOCABLE PROXY.
     a. Pledgor irrevocably and unconditionally appoints the Bank as its attorney-in-fact with full power to perform in the name of Pledgor each of Pledgor’s obligations under this Agreement or any Control Agreement and take any action or execute any instrument that the Bank deems necessary or convenient for such purpose including, without limitation, the power to endorse or execute and deliver all stock or bond powers, pledges, instruments of assignment, certificates, orders for transfer, financing statements, releases and other writings relating to any of the Collateral in the Bank’s or Pledgor’s name. Such power of attorney is coupled with an interest in favor of the Bank, and shall not be terminated or otherwise affected by the death, bankruptcy, disability or incompetence of Pledgor or by lapse of time. The Bank may receive and open any mail addressed to Pledgor, retain any enclosure constituting or relating to any of the Collateral, and take any other action deemed necessary in the Bank’s sole discretion to perfect or protect the Bank’s interests pursuant to this Agreement or any Control Agreement. Pledgor authorizes (both prospectively and retroactively) the Bank to file in any public office financing statements, and any continuations and amendments thereof, regarding any of the Collateral without the signature of Pledgor. A photocopy or other reproduction of this Agreement or any financing statement relating to any of the Collateral shall be sufficient as a financing statement. Pledgor hereby consents and agrees that the issuers of or obligors of the Collateral or any registrar or transfer agent or trustee for any of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the rights of the Bank to effect any transfer pursuant to this Agreement and the authority granted to the Bank herein, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Pledgor or any other person to any of such issuers, obligors, registrars, transfer agents and trustees.
     b. Pledgor irrevocably consents and appoints the Bank, whether or not any of the Collateral has been transferred into the name of the Bank or its nominee, as Pledgor’s proxy with full power, in the same manner, to the same extent and with the same effect as if Pledgor were to do the same: (i) to attend all meetings of stockholders of the issuer of any financial asset which comprises the Collateral (the “Company”) held from the date hereof and to vote such portion of the Collateral at such meeting in such manner as the Bank shall, in its sole discretion, deem appropriate, including, without limitation, in favor of the liquidation of the Company; (ii) to consent, in the sole discretion of the Bank, to any and all action by or with respect to the Company for which the consent of the stockholders of the Company is or may be necessary or appropriate; and (iii) without limitation, to do all things which Pledgor can or could do as a stockholder of the Company, giving to the Bank full power of substitution and revocation. Such proxy shall not be exercisable by the Bank and Pledgor alone shall have the foregoing powers (whether or not any of the Collateral has been transferred into the name of the Bank or its nominee) until the occurrence of an Event of Default; provided, however, Pledgor shall not exercise or, as the case may be, shall not refrain from exercising such rights if, in the Bank’s judgment, such action would impair or otherwise have a material adverse effect on the value of the Collateral or would otherwise be inconsistent with this Agreement. The

Bank, in its sole discretion, may elect to postpone having such proxy become exercisable notwithstanding the occurrence of any Event of Default which would otherwise cause such proxy to become exercisable. Such proxy shall terminate when this Agreement is no longer in full force and effect as hereinafter provided. Any expenses incurred with the exercise of any of the rights hereunder shall constitute part of the Obligations.
     c. Pledgor hereby revokes for the duration of this Agreement each power of attorney, authorization and proxy granted by Pledgor to any other person (other than any Institution acting as safekeeping agent, if any) with respect to the Collateral.
6. PLEDGOR’S WAIVERS. Neither Pledgor’s obligations under this Agreement nor Bank’s interest in the Collateral shall be released, impaired or affected in any way by (i) Pledgor’s (or Borrower’s, if not same) bankruptcy, reorganization or insolvency under any law or that of any other party, or any action of a trustee in any such proceeding; (ii) failure of any other party to perform its obligations to the Bank; or (iii) any other circumstance that might constitute a legal or equitable defense to Pledgor’s (or Borrower’s, if not same) obligations under this Agreement, including without limitation: (A) any new agreements or obligations of Pledgor (or Borrower, if not same) with or to the Bank, amendments, changes in rate of interest, extensions of time for payments, modifications, renewals or the existence of or waivers of default as to any existing or future agreements of Pledgor (or Borrower, if not same) or any other party with the Bank; (B) any adjustment, compromise or release of any of the Obligations by the Bank or any other party; the existence or nonexistence or order of any filings, exchanges, releases, impairment or sale of any security for the Obligations or any part thereof or the order in which payments and proceeds of collateral are applied; or acceptance by the Bank of any writing intended by any other party to create an accord and satisfaction with respect to any of the Obligations; (C) any delay in or failure to call for, take, hold, continue, collect, preserve or protect, replace, assign, sell, lease, exchange, convert or otherwise transfer or dispose of, perfect a security interest in, realize upon or enforce any security interest in any security for the Obligations or any part thereof, regardless of its value; (D) any exercise, delay in the exercise or waiver of, any failure to exercise, or any forbearance or other indulgence relating to, any right or remedy of the Bank against Pledgor (or Borrower, if not same) or other person or relating to the Obligations, any part thereof or any security for the Obligations; (E) any fictitiousness, incorrectness, invalidity or unenforceability, for any reason, of any instrument or other agreement, or act of commission or omission by the Bank or Pledgor (or Borrower, if not same); (F) any composition, extension, moratoria or other statutory relief granted to Pledgor (or Borrower, if not same); or (G) any interruption in the business relations between the Bank and Pledgor (or Borrower, if not same), or any dissolution or change in form of organization, name or ownership of Pledgor (or Borrower, if not same) or death or declaration of Pledgor or Borrower (if not same) if an individual as incompetent. Further, Pledgor (or Borrower, if not same) waives without notice each demand, presentment, protest and other act or thing upon which any of Pledgor’s (or Borrower’s, if not same) obligations or the Bank’s rights or remedies pursuant to this Agreement or otherwise would or might be conditioned.
7. INCOME AND PROCEEDS OF THE COLLATERAL.
     a. Cash Income. Until the occurrence of an Event of Default, Pledgor reserves the right to request to receive all cash income and cash dividends that comprise the Income and Proceeds (except cash income or cash dividends paid or payable in respect of the total or partial liquidation or dissolution of an issuer) paid on the Collateral; provided, however, until actually paid, all rights to such cash income or cash dividends shall remain subject to the Bank’s security interest granted hereunder. Any other Income and Proceeds shall be delivered to the Bank immediately upon receipt (but not later than the next business day), in the exact form received and without commingling with other property which may be received by, paid or delivered to Pledgor or for Pledgor’s account, whether as an addition to, in discharge of, in substitution of, or in exchange of any of the Collateral.
     b. Bond Coupons. If the Collateral consists of bonds with coupons, Pledgor authorizes the Bank to remove all coupons from such bonds when interest is due and send them for collection on Pledgor’s behalf. The proceeds of such bonds will be applied as directed by Pledgor in writing. The Bank shall have no responsibility or liability for failure to process such coupons in a timely fashion. If any coupon is returned unpaid, the Bank may either debit any of Pledgor’s deposit accounts with the Bank or reverse the loan credit, as appropriate, in the amount of each such coupon previously credited, plus the Bank expenses incurred in the attempted collection. If Pledgor’s deposit accounts have insufficient funds to pay any or all such amounts, each such unpaid amount shall be added to the Obligations, and shall be secured by the Collateral.
     c. Cash Income After Event of Default. Upon the occurrence of an Event of Default, Pledgor shall not demand or receive any cash income or cash dividends with regard to the Collateral, and if Pledgor receives any such cash income or cash dividends, the same shall be held by Pledgor in trust for the Bank in the same medium in which received, shall not be commingled with any assets of Pledgor and shall be delivered to the Bank in the form received, properly endorsed to permit collection, not later than the next business day following the day of its receipt. The Bank may apply the net cash receipts from such income or cash dividends to payment of the Obligations or any part thereof, provided that the Bank shall account for and pay over to Pledgor any such income or interest remaining after payment in full of the Obligations.
     d. Increases and Profits. Whether or not an Event of Default has occurred, Pledgor authorizes the Bank to receive Income and Proceeds on the Collateral and to hold the same as part of the Collateral and agrees to deliver the Income and Proceeds (except as provided in 7(a) above) to the Bank immediately upon receipt (but not later than the next business day), in the exact form received and without commingling with other property which may be received by, paid or delivered to Pledgor or for Pledgor’s account, whether as an addition to, in discharge of, in substitution of, or in exchange of any of the Collateral.
8. ADDITIONAL DUTIES OF PLEDGOR AND RIGHTS OF THE BANK.
     a. Compliance with Securities Laws.
          i. Pledgor has not acquired or transferred any of the Collateral in any manner that would result in a violation of any applicable law, including without limitation federal and state securities laws. Pledgor shall execute and deliver or file each form and other writing (including without limitation any application for exemption or notice of proposed sale pursuant to any securities laws) and take each other action (including without limitation making public any non-public material adverse information with respect to the issuer of any Security), that the Bank deems necessary or desirable to permit the sale or other disposition of any portion of the Collateral with or without registration. Pledgor shall upon the request of the Bank cause the Collateral to be registered and take each other action including, without limitation, compliance with all applicable “blue sky” and other securities laws and regulations to permit transfer or registration of those items of the Collateral in each jurisdiction which the Bank shall select; and Pledgor shall execute and deliver in form and substance satisfactory to the Bank its indemnity of each underwriter of such Security against all of its liabilities, costs and expenses in connection with the transfer, including attorneys’ fees and disbursements.
          ii. Pledgor acknowledges that compliance with the Securities Act of 1933, as amended, the rules and regulations thereunder (collectively, the “Act”) may impose limitations on the right of the Bank to sell or otherwise dispose of securities included in the Collateral. For this reason, Pledgor hereby authorizes the Bank to sell any securities included in the Collateral in such manner and to such person as would, in the sole discretion of the Bank, help to ensure the prompt transfer or sale of such securities and shall not require any of such securities to be registered or qualified under any applicable securities law. Without limiting the generality of the foregoing, in any such event the Bank in its sole discretion may (i) proceed to make a private sale notwithstanding that a registration statement for the purpose of registering any of such securities could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of any of such securities; or (iv) require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (A) as to the financial sophistication and ability of any person permitted to bid or purchase at sale, (B) as to the content of legends to be placed upon any certificates representing the securities sold in such sale, including restrictions on future transfer thereof, (C) as to the representations required to be made by each person bidding or purchasing at such sale relating to that person’s access to financial information about Pledgor or any issuer of any of such securities, such person’s intentions as to the holding of any of such securities so sold for investment, for its own account, and not with a view to the distribution thereof, and (D) as to such other matters as the Bank may, in its sole discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the UCC and other laws affecting the enforcement of creditors’ rights under the Act and all applicable state securities laws. Pledgor understands that a sale under the above circumstances may yield a substantially lower price for such securities than would otherwise be obtainable if the same were registered and sold in the open market, and Pledgor shall not attempt to hold the Bank responsible for sale of any of such securities at an inadequate price even if the Bank accepts the first offer received or if only one potential purchaser appears or bids at any such sale. If the Bank shall sell any securities included in the Collateral at a sale, the Bank shall have the right to rely upon the advice and opinion of any qualified appraiser, investment banker or broker as to the commercially reasonable price obtainable on the sale thereof but shall not be obligated to obtain such advice or opinion. Pledgor acknowledges that, notwithstanding the legal availability of a private sale or a sale subject to restrictions of the character described above, the Bank may, in its sole discretion, elect to seek registration of any securities included in the Collateral under the Act (or any applicable state securities laws). Pledgor hereby assigns to the Bank any registration rights or similar rights Pledgor may have from time to time with respect to any securities included in the Collateral.
     b. Substitution of Collateral. Prior to an Event of Default, Pledgor may request the Bank in writing to liquidate an item of the Collateral held by the Bank and use the Proceeds thereof to purchase substitute items of the Collateral. If the Bank grants such request, the items purchased with the Proceeds shall constitute part of the Collateral without the need for any additional notice or action by the Bank or Pledgor.
     c. Subsequent Changes Affecting Collateral. Pledgor acknowledges that it has made its own arrangements for keeping informed of changes or potential changes affecting the Collateral including, but not limited to, conversions, subscriptions, exchanges, reorganizations, dividends, tender offers, mergers, consolidations, maturity of bonds or other financial assets and shareholder meetings. Pledgor agrees that the Bank has no responsibility to inform Pledgor of such matters or to take any action with respect thereto even if any of the Collateral has been registered in the name of the Bank or its agent or nominee.
     d. Tax Reporting. All items of income, gain, expense and loss recognized in any Brokerage Account or any Collateral in the possession of the Bank shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Pledgor.
     e. Right to Cure. The Bank has the right, but not the obligation, to perform at Pledgor’s expense any of Pledgor’s obligations with respect to the Collateral under this Agreement. Further, at its option, the Bank may pay and discharge taxes, liens, securities interest or other encumbrances on or adverse claim against the Collateral and Pledgor agrees to reimburse the Bank for any payment made or any expenses incurred (including attorneys’ fees) by the Bank pursuant to the foregoing.
9. DEFAULT.
     a. Remedies Upon Default. At any time, and from time to time, after the occurrence or existence of any Event of Default the Bank may take one or more of the following remedies:
          i. Loan Agreements. The Bank shall be entitled to the remedies set forth in Section 7.2 of the Revolving Credit Agreement and Section 7.2 of the Term Loan Agreement.
          ii. Sale of Collateral.
               (1) The Bank may, in its sole discretion, transfer and realize upon its interest in any portion of the Collateral by public or private sale or otherwise, without notice to Pledgor including, without limitation, (i) deliver a notice under any Control Agreement to an Institution for the sale or other disposition of the financial assets in a Brokerage Account, (ii) remove any financial asset in a Brokerage Account and register such asset in the Bank’s name or the name of the Bank’s Institution or nominee or any other nominee; (iii) exchange certificates representing any of the Collateral for certificates of larger or smaller denominations; (iv) collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral and compromise or settle with any obligor of any such instrument.
               (2) If notice of the time and place of any public sale of any of the Collateral or the time after which any private sale or other intended disposition thereof is required by the UCC, Pledgor acknowledges that five (5) days advance notice shall constitute reasonable notice. The Bank shall not be obligated to make any sale of any of the Collateral regardless of notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcing at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
               (3) If, under the UCC, the Bank may purchase any portion of the Collateral, it may in payment of any part of the purchase price thereof, cancel any part of the Obligations.
               (4) If any portion of the Collateral is sold on credit or for future delivery, it need not be retained by the Bank until the purchase price is paid and the Bank shall incur no liability if the purchaser fails to take up or pay for such portion of the Collateral. In case of any such failure, such portion of the Collateral may be sold again.
               (5) Pledgor shall execute and deliver to the purchasers of any portion of the Collateral all instruments and other documents necessary or proper to sell, convey and transfer title to such portion of the Collateral and, if approval of any sale of such portion of the Collateral by any governmental body or officer is required, Pledgor shall prepare or cooperate fully in the preparation of and cause to be filed with such governmental body or officer all necessary or proper applications, reports, registration statements and forms and do all other things necessary or proper to expeditiously obtain such approval.
          iii. Set-off. The Bank shall have the right but not the obligation to set off against the Obligations any amount owing by the Bank or any of its Affiliates in any capacity to any Pledgor in any capacity. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.
          iv. Termination of Commitments. Any commitment of the Bank to grant any financial accommodation to Pledgor (or Borrower, if not same) shall terminate.
     b. Application of Proceeds. Any cash held by the Bank as part of the Collateral and all cash Proceeds of any sale of, collection from or other realization upon any portion of the Collateral may, in the sole discretion of the Bank, be held by the Bank as collateral for, or then or at any time be applied, after payment of the Bank’s Costs (defined below), in whole or in part against, the Obligations or any part thereof in such order as the Bank may elect, in its sole discretion. Any surplus of such cash or cash Proceeds held by the Bank and remaining after the Bank’s Costs and the Obligations have been indefeasibly paid in full shall be paid over to Pledgor or to whomever may be lawfully entitled to receive such surplus.
     c. Consent to Change Collateral to Book-Entry or Uncertificated Form. Pledgor authorizes the Bank and each Institution to take, at Pledgor’s expense, all steps necessary to change to appropriate form each certificated item of the Collateral which is eligible for safekeeping in uncertificated form, to be maintained in a Brokerage Account subject to a Control Agreement (if held with an Institution) or to be held by the Bank (subject to the delivery requirements in Section 2(d) hereof). Pledgor understands that there may be some delay and expense in release of uncertificated items of the Collateral if Pledgor requires its reissue in certificated form and that change to book-entry form for U.S. Treasury securities may not be reversible.

     d. Registered Holder of Collateral. Pledgor authorizes the Bank to transfer any of the Collateral into its own name or that of its nominee so that the Bank or its nominee may appear on record as the sole owner thereof; provided, however, notwithstanding such a transfer, the Bank shall refrain from exercising its rights under Section 9 hereof until the occurrence of an Event of Default.
10. STANDARD OF CARE. Other than the exercise of reasonable care in the custody of the Collateral in the Bank’s physical possession, the Bank shall have no responsibility or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto and shall have no liability to Pledgor (or Borrower, if not same) arising from any failure or delay by the Bank. The Bank shall be deemed to have exercised reasonable care in the custody and preservation of any portion of the Collateral which is in its possession if the Bank affords such portion of the Collateral treatment substantially equal to the treatment that the Bank accords its own assets of a similar nature; provided, however, that the Bank shall have no duty to sell or convert any of the Collateral whose market value is declining. In no event shall the Bank be obligated to (a) preserve any right or remedy of Pledgor against any party with respect to any of the Collateral; (b) ascertain any maturity, call, exchange, conversion, redemption, offer, tender or similar matter relating to any of the Collateral or provide notice of any such matter to Pledgor; or (c) provide to Pledgor any communication received by the Bank or its nominee. Pledgor acknowledges that Pledgor is not looking to the Bank to provide it with investment advice.
11. COSTS AND EXPENSES; INDEMNITY.
     a. Bank Costs. Pledgor agrees to pay on demand all costs and expenses incurred by the Bank in enforcing this Agreement, in realizing upon or protecting any of the Collateral (including preserving the value of any of the Collateral) and in enforcing and collecting any of the Obligations or any guaranty thereof, including, without limitation, if the Bank retains counsel for advice, suit, appeal, insolvency or other proceedings under the Federal Bankruptcy Code or otherwise, or for any of the above purposes, the actual attorneys’ fees incurred by the Bank (collectively “Bank Costs”). Payment of all Bank Costs is secured by the Collateral. Bank Costs shall accrue interest at the highest legal rate from the date of demand until payment is received by the Bank.
     b. Indemnity. Pledgor shall indemnify the Bank and its directors, officers and employees, agents and attorneys against, and hold them harmless from, all liabilities, costs or expenses, including attorneys’ fees, incurred by any of them under the corporate or securities laws applicable to holding, registering or selling any of the Collateral, except for liability, costs or expenses arising out of the recklessness or willful misconduct of the Bank.
12. MISCELLANEOUS.
     a. Remedies Cumulative; Non-Waiver. The Bank shall have all of the rights and remedies of a secured party under the UCC and other applicable law as well as those specified by agreement with Pledgor or Borrower. All rights and remedies of the Bank are cumulative, and no right or remedy shall be exclusive of any other right or remedy. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude full and timely exercise at any time of any right or remedy of the Bank without notice. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank.
     b. Construction This Agreement and any agreement executed in connection herewith contains the entire agreement between the Bank and Pledgor with respect to the Collateral, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. Pledgor expressly disclaims any reliance on any oral representation of the Bank with respect to the subject matter of this Agreement or otherwise. No change in this Agreement shall be effective unless made in a writing duly executed by the Bank. This Agreement is a binding obligation enforceable against Pledgor and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If a court deems any provision invalid, the remainder of this Agreement shall remain in effect. Pledgor agrees that, in any legal proceeding, a copy of this Agreement kept in the course of the Bank’s business may be admitted into evidence as an original. Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural and “or” has the inclusive meaning represented by the phrase “and/or”. Section headings are for convenience only. Neuter pronouns shall be construed as masculine or feminine, and singular forms as plural, as appropriate.
     c. Guaranty of Obligations. Solely to the extent required by applicable law to make the Collateral available for payment of the Obligations, Pledgor guarantees the payment of the Obligations, without set-off, counterclaim or other deduction and without limitation as to amount.
     d. Waiver of Subrogation. Pledgor hereby waives any claim, right or remedy which Pledgor may now have or hereafter acquire against Borrower that arises hereunder or from the performance by Pledgor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, indemnification, contribution or participation in any claim, right or remedy of the Bank against Borrower or any security which the Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.
     e. Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Pledgor (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Pledgor and the Bank.
     f. Joint and Several Liability. If there is more than one Pledgor, each of them shall be jointly and severally liable pursuant to this Agreement and the term “Pledgor” shall include each as well as all of them.
     g. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. Except as otherwise provided under federal law, this Agreement will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. PLEDGOR HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN ERIE COUNTY, NEW YORK; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Pledgor acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Pledgor. Pledgor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.
     h. Waiver of Jury Trial. Pledgor and The Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Pledgor and The Bank may have in any action or proceeding, in law or in equity, in connection with this Agreement or the transactions related hereto. Pledgor represents and warrants that no representative or agent of The Bank has represented, expressly or otherwise, that The Bank will not, in the event of litigation, seek to enforce this Jury Trial Waiver. Pledgor acknowledges that The Bank has been induced to enter into this Agreement by, among other things, the provisions of this section.

13. TIN CERTIFICATION. Under penalties of perjury, Pledgor certifies that: (1) the taxpayer number set forth below is Pledgor’s correct social security or employer identification number (or I am waiting for a number to be issued to me); and (2) Pledgor is not subject to backup withholding because (a) Pledgor is exempt from backup withholding; (b) Pledgor has not been notified by the Internal Revenue Service (aIRS@) that it is subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified Pledgor that it is no longer subject to backup withholding. CERTIFICATION INSTRUCTIONS: Pledgor must cross out item (2) if it has been notified by the IRS that Pledgor is currently subject to backup withholding because of under-reporting interest or dividends on Pledgor’s tax return.
(Please check here ☐ only if you are subject to backup withholding.)
The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.
14. RELEASE OF SECURITY INTEREST, TERMINATION OF PLEDGE. Notwithstanding any other provision of this Agreement, the Revolving Credit Agreement or the Term Loan Agreement, the Bank agrees to release the Collateral from the security interest granted hereunder, and terminate this Agreement in writing, upon the concurrent satisfaction of all of the following conditions:
a.	Capitalization. The Pledgor and its subsidiaries, are in compliance with the capital ratios required by Section 6.8 of the Term Loan Agreement ;

b.	Net Income. The consolidated net income of the Pledgor, calculated in accordance with Section 6.10 (A) of the Term Loan Agreement, for the previous four fiscal quarters of the Pledgor, shall not be less than Twenty Million Dollars ($20,000,000.00);

c.	Nonperforming Assets to Total Loans and Other Real Estate Ratio. The Pledgor’s Nonperforming Assets to Total Loans and Other Real Estate Ratio, calculated in accordance with Section 6.7 of the Term Loan Agreement, does not exceed 2.0%;

d.	Regulatory Enforcement. Neither Pledgor nor any of its subsidiaries is the subject of any pending or, to Pledgor’s or any of its subsidiaries knowledge, threatened, regulatory enforcement action, proceeding or investigation; and

e.	Other Default. No other default under this Agreement exists.
15. REINSTATEMENT OF SECURITY INTEREST AND PLEDGE. In the event that, after the release of the security interest granted hereunder and the termination of this Agreement pursuant to Section 14 hereof, Pledgor shall, at any time during the effective period of the Term Loan Agreement, fail to satisfy the conditions contained in Section 14 (a) or Section 14(d) hereof, Pledgor covenants and agrees that it shall promptly execute another pledge of securities, in substantially the same form as this Agreement and acceptable to the Bank, once again subjecting the Collateral to a security interest and pledge in favor of the Bank. At Pledgor’s expense, Pledgor shall do such further acts and execute and deliver to the Bank all such additional conveyances, financing statements, certificates, stock or bond powers, instruments, legal opinions and other assurances as the Bank may from time to time request or require to protect, assure or enforce its interests, rights and remedies under this Section 15. The provisions of this Section 15 shall survive any termination of this Agreement.
Dated:

TAX ID/SS #	FINANCIAL INSTITUTIONS, INC.

PLEDGOR

By:

Name: Ronald A. Miller

Its: Senior Vice President & CFO
ACKNOWLEDGMENT

STATE OF NEW YORK)
: SS.
COUNTY OF WYOMING)
     On the                      day of                     , in the year 20                    , before me, the undersigned, a Notary Public in and for said State, personally appeared Ronald A. Miller , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

# 220858 v4	Notary Public

FINANCIAL INSTITUTIONS, INC.
PLEDGE OF SECURITIES
SCHEDULE A
DESCRIPTION OF PLEDGED SECURITIES

EXHIBIT E
FINANCIAL INSTITUTIONS, INC. REPORT OF CHIEF FINANCIAL OFFICER
     Financial Institutions, Inc. (the “Borrower”) hereby certifies that:
     This Report is furnished pursuant to Section 5.1(c) of the Term Loan Credit Agreement dated as of December 15, 2003, as amended from time to time, and Section 5.1(c) of the Revolving Credit Agreement dated as of December 15, 2003, as amended from time to time (collectively, the “Credit Agreements”) between the Borrower and MANUFACTURERS AND TRADERS TRUST COMPANY. Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Credit Agreements.
     As required by Section 5.1(a) and (b) of the Credit Agreements, the Consolidated financial statements of the Borrower for the [year/quarter] ended                                         , 200___ (the “Financial Statements”), prepared in accordance with generally accepted accounting principles consistently applied, accompany this Report. The Financial Statements present fairly the Consolidated financial position of the Borrower as at the date thereof and the Consolidated results of operations of the Borrower for the period covered thereby (subject only to normal recurring year-end adjustments which will not in the aggregate be material in amount).
     The figures set forth in Schedule A for determining compliance by the Borrower with the financial covenants contained in Sections 6.7, 6.9 and 6.10 of the Credit Agreements are true and complete as of the date hereof.
     As of the date hereof, Borrower and its Material Subsidiaries, including any other federally-insured depository institution that was acquired after December 15, 2003 and prior to the Maturity Date, have total “Risk-Based Capital Ratios”, “Tier I Risk-Based Capital Ratios”, and “Leverage Ratios”, as defined in applicable FDIC regulations, as required by Section 6.8 of the Credit Agreements.
     The activities of the Borrower and its Subsidiaries during the period covered by the Financial Statements have been reviewed by me as Borrower’s Chief Financial Officer or by employees or agents of Borrower under my immediate supervision. Based on such review, to my best knowledge and belief, and as of the date of this Report, no Default has occurred.*
WITNESS my hand this ___ day of                     200___.

FINANCIAL INSTITUTIONS, INC.

By:
Chief Financial Officer

*If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

SCHEDULE A
to
EXHIBIT E
AFFIRMATIVE (FINANCIAL) COVENANTS
Nonperforming Assets to Total Loans and Other Real Estate Ratio (Section 6.7)

MAXIMUM PERMITTED:			5.0%

ACTUAL:

(i)	Non accrual and other loans and leases past due 90 days or more and still accruing	$

(ii)	Other real estate owned	$

(iii)	Nonperforming Assets:
	line (i) plus line(ii)		$

(iv)	Total Loans		$

(v)	Other real estate owned		$

(vi)	Nonperforming Assets to Total Loans
and Other Real Estate Ratio:
	[line (iii) divided by (line (iv) plus line (v)] times 100		%

Minimum Tangible Common Equity (Section 6.9)

REQUIRED:	09/30/05 — 12/31//05 $100,000,000
01/01/06 — 12/31/06 $104,000,000
01/01/07 — 13/31/07 $108,000,000
and then similar increases thereafter
ACTUAL:

(i)	Consolidated stockholders’ equity	$

(ii)	Consolidated stockholders’ preferred equity	$

(iii)	Consolidated goodwill and intangibles

(iv)	Total Tangible Common Equity:
	line (i) minus line (ii) minus line (iii)	$

Debt Service Coverage Ratio (Section 6.10)

MINIMUM PERMITTED:		09/30/05	1.25 : 1.00
	12/31/05 —09/30/06		1.75 : 1.00
	12/31/06 and thereafter		1.35 : 1.00
ACTUAL:

(i)	Consolidated net income on
	Rolling-Four Quarter Basis*	$

(ii)	Total principal payable by Borrower during next four fiscal quarters	$

(iii)	Total interest accruing on total principal payable by Borrower during next four quarters	$

(iv)	Debt Service Coverage Ratio:
	line (i) divided by [line (ii) plus line (iii)]	: 1.00

*	The measurements for 9/30/05, 12/31/05 and 3/31/06 shall exclude Borrower’s second quarter 2005 loss of $11,965,000.00
     WITNESS my hand this ___ day of                     , 20___.

FINANCIAL INSTITUTIONS, INC.

By:
Chief Financial Officer